EXHIBIT 99.1

Dex Media, Inc. and Qwest Sign New 50-Month
Billing and Collection Agreement

Qwest Will Continue to Provide Billing and Collection Services for Dex

DENVER – August 31, 2004 – Dex Media Inc. (NYSE:DEX) announced today that it has signed a 50-month contract for billing and collection services with Qwest Communications International Inc. (NYSE: Q), effective November 1, 2004. Under the terms of the market-based agreement, Qwest will continue to provide billing and collection services for approximately 45 percent of Dex advertiser accounts across its 14-state region.

“This agreement extends our current billing and collection relationship with Qwest,” said Bob Neumeister, chief financial officer for Dex Media. “We are pleased to have reached the agreement well in advance of the expiration of our existing contract.”

About Dex Media, Inc.

Dex Media, Inc. (NYSE: DEX) provides local and national advertisers with industry-leading directory and Internet solutions. As the exclusive publisher of the official White and Yellow Pages directories for Qwest Communications, Dex Media publishes 259 directories in 14 western and Midwestern states. In 2003, Dex Media printed and distributed 43 million print directories and CD-ROMs and served more than 400,000 local and 4,000 national advertiser accounts. Dex Media’s leading Internet-based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dex Media to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors which could materially affect such forward-looking statements can be found in Dex Media’s filings with the Securities and Exchange Commission, including risk factors. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Pat Nichols	Brooke Martellaro
303-784-1555	866-545-2900
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com